Exhibit 10.1

Execution Copy

Safehold Operating Partnership LP

Safehold Inc.

$475,000,000 3.98% Series 2022A Senior Notes due February 15, 2052

Master Note Purchase Agreement

Dated January 27, 2022

Table of Contents

Section	Heading	Page

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-ii-

-iii-

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Schedule A	—	Defined Terms

Schedule 1	—	Form of 3.98% Series 2022A Senior Note due February 15, 2052

Schedule 4.4(a)	—	Form of Opinions of Special Counsels for the Parent Guarantor and the Company

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Exhibit S	—	Form of Supplement to Note Purchase Agreement

Purchaser Schedule	—	Information Relating to Purchasers

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Safehold Operating Partnership LP	Note Purchase Agreement

Safehold Operating Partnership LP

c/o iStar Inc.

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

$475,000,000 3.98% Series 2022A Senior Notes due February 15, 2052

January 27, 2022

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Each of Safehold Operating Partnership LP, a Delaware limited partnership (the “Company”), and Safehold Inc., a Maryland corporation (the “Parent Guarantor”), jointly and severally, agree with each of the Purchasers as follows:

Section 1.          Authorization of Notes.

The Company will authorize the issue and sale of $475,000,000 aggregate principal amount of its 3.98% Series 2022A Senior Notes due February 15, 2052 (the “Series 2022A Notes”; such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

The Series 2022A Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.4, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 2.          Sale and Purchase of Notes.

Section 2.1.         Purchase and Sale of Series 2022A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at a Closing provided for in Section 3, Series 2022A Notes in the principal amount specified in the notice delivered by the Company in accordance with Section 3 at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 2.2.          Parent Guaranty. The payment by the Company of its obligations hereunder and under the Notes and the performance by the Company of its obligations under this Agreement will be unconditionally guaranteed by the Parent Guarantor pursuant and subject to the terms of Section 23 (as amended, modified or supplemented from time to time, the “Parent Guaranty”).

Section 2.3.          Subsidiary Guaranties. The payment by the Company of all amounts due on the Notes and all of its other payment obligations under this Agreement may from time to time be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to and subject to the terms of the Subsidiary Guaranty of each Subsidiary Guarantor (as amended, joined, modified or supplemented from time to time, each a “Subsidiary Guaranty,” and collectively, the “Subsidiary Guaranties”), and otherwise in accordance with the provisions of Section 9.7 hereof.

Section 2.4.          Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)            each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon;

(ii)           Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii)          each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional, fewer or different conditions precedent to closing, such representations and warranties, such additional covenants and such additional defaults (if any) as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants and defaults (if any) without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants and defaults shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and, provided further, for the avoidance of doubt, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement shall be deemed to be amended or deleted in any respect to be less favorable to the holders of the Notes by virtue of the provisions of this clause (iii), and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

Safehold Operating Partnership LP	Note Purchase Agreement

(iv)            each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v)             the minimum principal amount of any Note issued under a Supplement shall be $500,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $500,000 or more;

(vi)           all Additional Notes shall rank pari passu with all other outstanding Notes; and

(vii)           no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

Section 3.          Closing.

This Agreement shall be executed and delivered in advance of the First Closing at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, on January 27, 2022 (the “Execution Date”).

The sale and purchase of the Series 2022A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 8:00 a.m., Central time, at not more than two closings (individually, a “Closing” and, collectively, the “Closings”). The first Closing shall be held on such Business Day and in respect of such amount of Series 2022A Notes designated by the Company to the Purchasers of the Series 2022A Notes to be purchased on such date (such date, the “First Closing Date” and such Closing, the “First Closing”) in a written notice delivered not less than ten Business Days prior to such First Closing Date and the second Closing shall be held on such Business Day and in respect of such amount of Notes as designated by the Company to the Purchasers of the Notes to be purchased on such date (such date, the “Second Closing Date” and such Closing, the “Second Closing”) in a written notice delivered not less than ten Business Days prior to such Second Closing Date; provided that, in any event, the Second Closing shall occur on a Business Day no later than April 18, 2022; provided further that in any event the aggregate amount of Notes to be purchased on the First Closing and Second Closing shall equal $475,000,000; provided further, that the amount of Series 2022A Notes to be purchased by a Purchaser shall be its pro rata share of the aggregate Series 2022A Notes to be purchased on such date determined based on the amount of Series 2022A Notes to be purchased by such Purchaser as set forth in the Purchaser Schedule. At each Closing the Company will deliver to each Purchaser the Series 2022A Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number at           , ABA:           , Account Name:           . If at a Closing the Company shall fail to tender such Series 2022A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Series 2022A Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 4.          Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Series 2022A Notes to be sold to such Purchaser at each Closing for the Series 2022A Notes is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1.          Representations and Warranties. The representations and warranties of the Parent Guarantor and the Company in this Agreement shall be correct in all material respects when made and at such Closing.

Section 4.2.          Performance; No Default. The Parent Guarantor and the Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the Parent Guaranty, in each case, required to be performed or complied with by it prior to or at such Closing. Immediately before and immediately after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) at such Closing, no Default or Event of Default shall have occurred and be continuing and no Change of Control shall have occurred.

Section 4.3.          Compliance Certificates.

(a)            Officer’s Certificate. Each of the Parent Guarantor and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)            Secretary’s Certificate. The Note Parties shall have delivered to such Purchaser an omnibus certificate of the duly authorized representative of the Parent Guarantor, dated the date of such Closing, certifying for all Note Parties as to (i) the resolutions attached thereto and other corporate, limited partnership or limited liability company proceedings, as applicable, relating to the authorization, execution and delivery of the Note Documents to which the Note Parties are a party, and (ii) each such entity’s organizational documents as then in effect.

Section 4.4.          Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from (x) Latham & Watkins LLP, special counsel for the Note Parties, in substantially the form set forth in Schedule 4.4(a)(x) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Note Parties hereby instruct their counsel to deliver such opinions to the Purchasers) and (y) Venable LLP, special Maryland counsel to the Note Parties, in substantially the form set forth in Schedule 4.4(a)(y) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Note Parties hereby instruct their counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 4.5.          Purchase Permitted By Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser at least five (5) Business Days prior to such Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.          Sale of Other Notes. Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.

Section 4.7.           Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Execution Date and the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Execution Date and such Closing, as applicable.

Section 4.8.          Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.          Changes in Corporate Structure. Neither Parent Guarantor nor the Company shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in the General Disclosure Package.

Section 4.10.          Most Favored Lender Notice. Each Purchaser shall have received a Most Favored Lender Notice with respect to any More Favorable Covenants as of the date of such Closing.

Section 4.11.          Funding Instructions. At least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 4.12.          Debt Rating. The Company shall have delivered, or caused to be delivered, to such Purchaser, a public rating of the Notes, which rating shall specifically describe the Notes, including their interest rate, maturity and Private Placement Number.

Section 4.13.          Second Closing. In the case of the Second Closing, the transactions contemplated herein with respect to the First Closing shall have been consummated, except to the extent of any failure of such transactions so to have been consummated that was caused by any failure of any Purchaser to perform its obligations hereunder.

Section 4.14.          Proceedings and Documents. All corporate, limited partnership, limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4A.     Conditions to Issuance of Additional Notes. The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject solely to the following conditions precedent, in addition to any conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)            Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.5 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of the Additional Series of Notes and the application of the proceeds thereof).

(b)            Execution and Delivery of Supplement. The Company, the Parent Guarantor and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)             Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d)             Execution and Delivery of Guaranty Ratification. Each Subsidiary Guarantor, if any, shall execute and deliver a ratification of its Subsidiary Guarantee.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 5.          Representations and Warranties of the Parent Guarantor and the Company.

As of the date of this Agreement and each Closing for the Series 2022A Notes, the Parent Guarantor and/or the Company (as applicable) represent and warrant to each Purchaser that:

Section 5.1.            Organization; Power and Authority. (a) The Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification and good standing is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to conduct its business as described in the General Disclosure Package, to execute and deliver this Agreement and the Parent Guaranty and to perform the provisions hereof and thereof.

(b)     The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification and good standing is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited partnership power and authority to own or hold under lease the properties it purports to own or hold under lease to conduct its business as described in the General Disclosure Package, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.            Authorization, Etc. Each of the Note Documents has been duly authorized by all necessary corporate, limited partnership or limited liability company, as applicable, action on the part of each Note Party party thereto, and each Note Document constitutes a legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Safehold Operating Partnership LP	Note Purchase Agreement

Section 5.3.            Disclosure.

(a) The Parent Guarantor has prepared and filed with the SEC an “automatic shelf registration statement”, as defined under Rule 405 (“Rule 405”) under the Securities Act, on Form S-3 (File No. 333-253262), covering the public offering and sale of certain securities of the Parent Guarantor and the Company under the Securities Act and the rules and regulations promulgated thereunder (collectively, the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”). The “General Disclosure Package”, as of any time, means (i) such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”); provided, however, that the “General Disclosure Package” referred to in this clause (i) without reference to a time means such registration statement as amended by any post-effective amendments thereto as of, in the case of any representation or warranty, the date to which the applicable representation relates, or otherwise as of the Effective Date, including the exhibits and schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time and (ii) the Investor Presentation dated October 29, 2021 (the “Presentation”), relating to the transactions contemplated hereby. As of the Execution Date, the General Disclosure Package, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. The representations and warranties in this Section 5.3(a) shall not apply to statements in or omissions from the General Disclosure Package made in reliance upon and in conformity with written information furnished to the Company by Goldman Sachs & Co. expressly for use therein.

(b) Except as disclosed in the General Disclosure Package, since the date as of which information is given in the General Disclosure Package, there has been no material adverse change in or affecting the real properties owned or leased (as a tenant) by the Note Parties and their respective Subsidiaries (collectively, the “Properties”) taken as a whole or in the condition, financial or otherwise, or in the earnings, business affairs, management or business prospects of the Note Parties and their respective Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

(c) No representation is made as to any projections, estimates or other forward-looking information in the General Disclosure Package other than that the projections are based on information that the Parent Guarantor and the Company reasonably believe to be accurate and were calculated in a manner the Parent Guarantor and the Company believe to be reasonable.

Section 5.4.            Capitalization.

(a)            The authorized, issued and outstanding shares of capital stock of the Parent Guarantor and limited partnership units of the Company as of September 30, 2021 are as set forth in the financial statements included or incorporated or deemed to be incorporated by reference in the General Disclosure Package (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the General Disclosure Package or pursuant to the exercise of convertible or exchangeable securities or options referred to in the General Disclosure Package). Except as disclosed in the General Disclosure Package, (i) no shares of capital stock of the Parent Guarantor or limited partnership units of the Company are reserved for any purpose, (ii) there are no outstanding instruments convertible into or exchangeable for any shares of capital stock or any other ownership interests of the Parent Guarantor or any limited partnership units or any other ownership interests of the Company, and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of capital stock or any other ownership interests of the Parent Guarantor. Each of (A) the outstanding shares of capital stock of the Parent Guarantor and limited partnership units of the Company, (B) all outstanding instruments convertible into or exchangeable for any capital stock or any other ownership interests of the Parent Guarantor or any limited partnership units or any other ownership interests of the Company and (C) all outstanding options, rights or warrants to purchase or subscribe for shares of capital stock or any other ownership interests of the Parent Guarantor or limited partnership units of the Company or any other ownership interests of the Company has been duly authorized and validly issued, is fully paid and non-assessable, was issued in accordance with all applicable securities laws and conforms in all material respects to all statements relating thereto in the General Disclosure Package and none of such outstanding shares of capital stock, limited partnership units, instruments, options, rights or warrants were issued in violation of any preemptive rights, resale rights, rights of first offer or refusal or other similar rights.

Safehold Operating Partnership LP	Note Purchase Agreement

(b)            Except as disclosed in the General Disclosure Package, all of the issued and outstanding ownership interests in each Subsidiary of the Parent Guarantor (including, without limitation, all of the issued and outstanding limited partnership units of the Company) have been duly authorized and validly issued, are fully paid and non-assessable, were issued in accordance with all applicable securities laws and are owned by the Parent Guarantor, directly or through wholly-owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and none of the outstanding ownership interests in any Subsidiary of the Parent Guarantor were issued in violation of any preemptive rights, resale rights, rights of first offer or refusal or other similar rights.

Section 5.5.            Financial Statements. All of the financial statements (including in each case the related schedules and notes) included or incorporated or deemed to be incorporated by reference in the General Disclosure Package, together with the related schedules and notes, present fairly in all material respects the financial condition of the Parent Guarantor and its consolidated Subsidiaries at the dates indicated and the results of operations, stockholders’ equity and cash flows of the Parent Guarantor and its consolidated Subsidiaries for the periods specified, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods presented.

Section 5.6.            Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Note Parties of the Note Documents to which such Note Party is a party will not conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the Properties, assets or operations of either of the Note Parties or any of their respective Subsidiaries pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which either of the Note Parties or any of their respective Subsidiaries is a party or by which it or any of them may be bound or to which any of their respective Properties, assets or operations is subject (except for such conflicts, breaches, defaults, Repayment Events, Liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the charter, bylaws, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other organizational document, as applicable, of either of the Note Parties or any of their respective Subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority, except in the case of clause (ii) only, for any such violation that would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any financing instrument (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such financing by either of the Note Parties or any of their respective subsidiaries.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 5.7.     Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Note Party of the Note Documents to which it is a party, in each case, except for consents, approvals, authorizations, registrations, filings and declarations which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.8.     Litigation; Observance of Statutes and Orders. (a) Except as disclosed in the General Disclosure Package, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Parent Guarantor, the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            None of the Parent Guarantor, the Company or any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), in each case in this clause (b), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.     Taxes. Each of the Parent Guarantor, the Company and each Subsidiary has filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns by them, to the extent such taxes have become due and payable, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor, the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of each of the Parent Guarantor, the Company and the Subsidiaries in respect of any tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not, singly or in the aggregate, result in a Material Adverse Effect.

Section 5.10.   Title to Property; Leases. The Parent Guarantor, the Company and the Subsidiaries have good and marketable fee simple title to, or leasehold interest under a ground lease in, the Properties, in each case, free and clear of all security interests, mortgages, pledges, liens, encumbrances, claims or equities of any kind other than, (1) those that are described in the General Disclosure Package, (2) mortgages to secure Non-Recourse Debt incurred in the ordinary course of business, (3) those that are incurred, suffered or imposed by any tenant on any leased Property or (4) those that do not, singly or in the aggregate, materially affect the value of such Property and do not materially interfere with the use made and proposed to be made of such Property by the Note Parties and any of their respective Subsidiaries. Each of the Material ground leases under which a Note Party or one of its Subsidiaries is a ground landlord relating to a Property are in full force and effect, with such exceptions as do not materially interfere with the use made or proposed to be made of such Property by either of the Note Parties or any of their respective Subsidiaries, and (1) no default or event of default has occurred under any such ground lease with respect to such Property and none of the Note Parties or any of their respective Subsidiaries has received any notice of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under such ground lease, except, in each case, for such defaults or events of default that would, not singly or in the aggregate, result in a Material Adverse Effect, and (2) none of the Note Parties or any of their respective Subsidiaries has received any notice of any Material claim of any sort that has been asserted by anyone adverse to the rights of the Note Parties or any of their respective Subsidiaries under any of the ground leases mentioned above, or affecting or questioning the rights of the Note Parties and any of their respective Subsidiaries to the continued possession of the leased premises under any such ground lease.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 5.11.   Licenses, Permits, Etc. Except as disclosed in the General Disclosure Package, the Parent Guarantor, the Company and the Subsidiaries own or possess all licenses, permits, approvals, consents and other authorizations (collectively, the “Governmental Licenses”) issued by the appropriate Governmental Authorities under applicable law necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Note Parties and their respective Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) reasonably necessary to conduct the business now operated by them, and neither of the Note Parties nor any of their respective subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Note Parties or any of their respective subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

Section 5.12.   Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability with respect to any Plan pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

Safehold Operating Partnership LP	Note Purchase Agreement

(b)            The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than a Material amount. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)            The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)            The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor and its Subsidiaries is not Material.

(e)            The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)             All Non-U.S. Plans (if any) have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts (if any) required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries with respect to such Non-U.S. Plan have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 5.13.   Private Offering by the Company. None of the Note Parties nor anyone acting on their behalf have offered the Notes, the Note Guaranties or any similar Securities for sale to, or solicited any offer to buy the Notes, the Note Guaranties or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than 13 Institutional Investors (not including the Purchasers, which Purchasers are also the Institutional Investors), each of which has been offered the Notes at a private sale for investment. None of the Note Parties nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the execution and delivery of the Note Guaranties to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities laws of the jurisdiction of organization of the Parent Guarantor or the Company.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 5.14.   Use of Proceeds; Margin Regulations. The Company intends to apply the proceeds of the sale of the Notes hereunder to repay borrowings under its Primary Credit Facility and for general corporate purposes, which may include the making of additional investments in ground leases. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.   Existing Debt. None of the Parent Guarantor, the Company or any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Parent Guarantor, the Company or such Subsidiary and no event or condition exists with respect to any Material Recourse Debt or Material Non-Recourse Debt of the Parent Guarantor, the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Recourse Debt or Material Non-Recourse Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 5.16.   Foreign Assets Control Regulations, Etc. (a) None of the Parent Guarantor, the Company or any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)            None of the Parent Guarantor, the Company or any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)             No part of the proceeds from the sale of the Notes hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or knowingly indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

Safehold Operating Partnership LP	Note Purchase Agreement

(ii)           will be used, directly or knowingly indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)          will be used, directly or knowingly indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)            Each of the Parent Guarantor and the Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor, the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.   Status under Certain Statutes. None of the Parent Guarantor, the Company or any Subsidiary is required to register as an “investment company” under the Investment Company Act of 1940.

Section 5.18.   Notes and Guaranties Rank Pari Passu. The payment obligations of the Company under this Agreement and, upon issuance, the Notes and the payment obligations of each Note Guarantor under its Note Guaranty will on the date of issuance thereof, rank at least pari passu in right of payment with all other unsecured and unsubordinated Debt (actual or contingent) then outstanding of the Company or such Note Guarantor, as the case may be, in each case except for those obligations that are mandatorily preferred by law.

Section 5.19.   Real Estate Investment Trust Status. The Parent Guarantor is qualified as a real estate investment trust under the Code. The shares of at least one class of common equity interests of the Parent Guarantor are listed on the New York Stock Exchange.

Section 6.            Representations of the Purchasers.

Section 6.1.     Purchase for Investment.     Each Purchaser severally represents that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act and is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 6.2.     Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

Safehold Operating Partnership LP	Note Purchase Agreement

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.     Purchaser Representations and Agreements.     Each Purchaser severally represents and agrees (for itself and for each account for which such Purchaser is acquiring Notes) that:

(a)           it is not relying upon, and has not relied upon, any statement, representation or warranty made by Goldman Sachs & Co., any of its affiliates or any of its or their control persons, officers, directors or employees, in making its investment or decision to invest in the Company;

(b)           none of Goldman Sachs & Co., any of its affiliates or any of its or their control persons, officers, directors or employees shall be liable to any purchaser in connection with its purchase of the Notes;

(c)           it has carefully reviewed any disclosure documents used in the offering of the Notes and has been furnished with all other materials that it considers relevant to an investment in the Notes;

Safehold Operating Partnership LP	Note Purchase Agreement

(d)           has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Notes;

(e)           has independently made its own analysis and decision to invest in the Notes; and

(f)            no statement or printed material which is contrary to the disclosure documents has been made or given to the Purchaser by or on behalf of the Company.

Section 7.            Information as to the Parent Guarantor and the Company.

Section 7.1.     Financial and Business Information. The Company shall deliver to each Purchaser and holder of a Note that is an Institutional Investor:

(a)           Quarterly Statements — within 15 days after the filing of the Parent Guarantor’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of, the financial statements included in the Form 10-Q, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and consolidated cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of Parent Guarantor’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)           Annual Statements — within 15 days after the filing of the Parent Guarantor’s Annual Report on Form 10-K (the “Form 10-K”) after the end of each fiscal year of the Parent Guarantor, duplicate copies of the financial statements included in the Form 10-K, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required solely as a result of the impending maturity of any Debt or any anticipated inability to satisfy any financial maintenance covenant)) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and consolidated cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of Parent Guarantor’s Form 10-K for such fiscal year (together with Parent Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);

Safehold Operating Partnership LP	Note Purchase Agreement

(c)           SEC and Other Reports — within 15 days after it files them with the SEC, one copy of (i) each financial statement, report, notice or proxy statement or similar document sent by the Parent Guarantor, the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such banks in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Parent Guarantor, the Company or any Subsidiary with the SEC and of all press releases;

(d)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer of the Company or the Parent Guarantor becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           Employee Benefits Matters — promptly, and in any event within five days after a Responsible Officer of the Company or the Parent Guarantor becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or, to the knowledge of the Company, an ERISA Affiliate, proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)           the taking by the PBGC, of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate with respect to any Plan pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

Safehold Operating Partnership LP	Note Purchase Agreement

(iv)          receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that could reasonably be expected to have a Material Adverse Effect;

(f)            Debt Rating — promptly following the occurrence thereof, notice of any change in the Debt Rating for the Notes;

(g)           Resignation or Replacement of Auditors — within 10 days following the date on which the Parent Guarantor’s auditors resign or the Parent Guarantor elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(h)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor, the Company or any Subsidiary (including actual copies of the Parent Guarantor’s Form 10-Q and Form 10-K) or relating to the ability of any Note Party to perform its obligations under the Note Documents as from time to time may be reasonably requested by any such Purchaser or holder of a Note; and

(i)            Supplements — promptly, and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof.

For so long as the Notes are outstanding, if at any time the Parent Guarantor is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will, at the Company’s option, either (i) post on a publicly available website, (ii) post on IntraLinks or any comparable password protected online data system requiring user identification (a “Confidential Datasite”), or (iii) deliver to each Purchaser and holder of a Note that is an Institutional Investor within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that would have been required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, had the Company been subject to such Exchange Act reporting requirements.

Section 7.2.     Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent Guarantor:

(a)           Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Sections 10.5 and any Incorporated Covenant that is a Financial Covenant during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Parent Guarantor, the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

Safehold Operating Partnership LP	Note Purchase Agreement

(b)           Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor, the Company and the Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent Guarantor, the Company or such Subsidiary shall have taken or proposes to take with respect thereto; and

(c)           Subsidiary Guarantors — setting forth a list of all Subsidiaries that are Subsidiary Guarantors (if any) and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is (or within the time period required by Section 9.7 will become) a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3.     Visitation. The Parent Guarantor shall permit, and will cause the Company to permit the representatives of each Purchaser and each holder of a Note (other than, so long as no Event of Default has occurred and is continuing, a Competitor) that is an Institutional Investor:

(a)           No Event of Default — if no Event of Default then exists, at the expense of such Purchasers or such holders and upon five (5) Business Days’ prior notice to the Parent Guarantor or the Company, as the case may be, and during normal business hours, to visit the principal executive offices of the Parent Guarantor or the Company, to discuss the affairs, finances and accounts of the Parent Guarantor, the Company and the Subsidiaries with the Parent Guarantor’s or the Company’s officers, and (with the consent of the Parent Guarantor or the Company, as the case may be, which consent will not be unreasonably withheld) to visit the other offices and, subject to the rights of the lessees under leases, properties of the Parent Guarantor, the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, that unless an Event of Default has occurred and is continuing, such visits shall be limited to once in any calendar year and only one such visit per calendar year shall be at the expense of the Company; and

(b)           Event of Default — if an Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or, subject to the rights of the lessees under leases, properties of the Parent Guarantor, the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (to the extent that the Purchaser or holder has given the Company the opportunity to participate in any discussions with such independent public accountants) (and by this provision the Parent Guarantor authorizes said accountants to discuss the affairs, finances and accounts of the Parent Guarantor, the Company and the Subsidiaries), all at such times and as often as may be requested;

Safehold Operating Partnership LP	Note Purchase Agreement

provided, the Purchasers and the holders of the Notes and their representatives shall use commercially reasonable efforts to minimize disruption with the business of the lessees under the leases and disturbance of such lessees in violation of the applicable leases.

Notwithstanding anything to the contrary in this Section, none of Parent Guarantor, the Company or any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Purchaser or any holder of a Note (or their respective representatives or contractors) is prohibited by any applicable law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 7.4.     Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1 and 7.2 shall be deemed to have been delivered if the Company satisfies or causes to be satisfied any of the following requirements with respect thereto:

(a)           such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser and holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b)           the Parent Guarantor shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available through its home page on the Internet, which is located at www.safeholdinc.com as of the date of this Agreement;

(c)           such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Parent Guarantor on IntraLinks or on any other similar website to which each holder of Notes has free access; or

Safehold Operating Partnership LP	Note Purchase Agreement

(d)           the Parent Guarantor shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided, however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall give each holder of a Note prompt notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery; provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 8.            Payment and Prepayment of the Notes.

Section 8.1.     Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.     Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable Make-Whole Amount for such tranche determined for the prepayment date with respect to such principal amount; provided, that, so long as no Default or Event of Default shall then exist, at any time on or after November 15, 2051 the Company may, at its option, upon notice as provided below, prepay all or any part of the Series 2022A Notes at 100% of the principal amount so prepaid, together with, in each case, accrued interest to the prepayment date, without any Make-Whole Amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Parent Guarantor as to the estimated Make-Whole Amount (if any) due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Parent Guarantor specifying the calculation of such Make-Whole Amount, if any, as of the specified prepayment date.

Section 8.3.     Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Any prepayments pursuant to Section 8.7 shall be applied only to the Notes of the holders electing to participate in such prepayment.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 8.4.     Maturity; Surrender, Etc.     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.     Purchase of Notes. Neither the Parent Guarantor nor the Company will, and will not permit any of their Affiliates, to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of the Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten Business Days. If the holders of more than 50% of the principal amounts of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.     Make-Whole Amount.

The term “Make-Whole Amount” means, (a) with respect to any Series 2022A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero and (b) for any other tranche of Notes, as set forth in the applicable Supplement. For the purposes of determining the Make-Whole Amount for the Series 2022A Notes, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Safehold Operating Partnership LP	Note Purchase Agreement

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Safehold Operating Partnership LP	Note Purchase Agreement

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.     Change of Control.

(a)            Notice of Change of Control. The Parent Guarantor will, no later than ten Business Days after any Responsible Officer of the Parent Guarantor has knowledge of the occurrence of any Change of Control give written notice (the “Change of Control Notice”) of such Change of Control to each holder of Notes; provided that such notice of such Change of Control shall contain and constitute an offer by the Company to prepay Notes in accordance with paragraph (b) of this Section 8.7 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.7; provided, that this Section 8.7 shall not apply to any tranche of Notes for which the applicable Supplement expressly provides that this Section 8.7 does not apply.

(b)            Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date (which date shall be a Business Day) specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the Business Day nearest to the 45th day after the date of such offer).

(c)             Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least ten Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 or to accept an offer as to all of the Notes held by the holder, in each case on or before the tenth Business Day preceding the Proposed Prepayment Date shall be deemed to constitute a rejection of such offer by such holder.

(d)            Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest thereon, but without the Make-Whole Amount or any other prepayment premium or penalty of any kind.

Safehold Operating Partnership LP	Note Purchase Agreement

(e)            Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Parent Guarantor and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date or proposed date of the Change of Control.

(f)             Definitions.

“Change of Control” means (a) a “Change of Control” as defined in the Primary Credit Facility or (b) if the Primary Credit Facility is terminated or no longer includes a “Change of Control” definition, an event or series of events by which:

(a)           any Person or “group” (as such term is defined in applicable federal securities laws and regulations), other than iStar Inc. or an Affiliate of iStar Inc., shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty percent (40%) of the aggregate ordinary voting power represented by all classes of the issued and outstanding common shares of the Parent Guarantor; or

(b)           the Parent Guarantor or its Affiliates shall cease to Control the sole general partner of the Company or the Parent Guarantor or its Affiliates shall cease to Control the Company.

Section 8.8.     Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9.            Affirmative Covenants.

From the date of this Agreement until the First Closing and thereafter, so long as any of the Notes are outstanding, the Parent Guarantor and the Company jointly and severally covenant that:

Section 9.1.     Compliance with Laws. Without limiting Section 10.4, the Parent Guarantor will, and will cause the Company and each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all Governmental Licenses necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case except where (i) the necessity of compliance with such laws, ordinances or governmental rules or regulations is contested in good faith by appropriate proceedings or (ii) the failure to comply, obtain or maintain, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary set forth in this Agreement, any failure to comply with this provision resulting from the failure of a tenant, lessee or sub-lessee to take, or refrain from taking, action pursuant to the terms of any ground lease or similar agreement between the Consolidated Party and such tenant, lessee or sub-lessee shall not result in a breach of this provision; provided that, to the extent this would otherwise result in a breach of this provision, such Consolidated Party shall use commercially reasonable efforts to enforce the agreement between itself and the relevant tenant, lessee or sub-lessee.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 9.2.     Insurance. The Parent Guarantor will, and will cause the Company and each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. Notwithstanding anything to the contrary set forth in this Agreement, any failure to comply with this provision resulting from the failure of a tenant, lessee or sub-lessee to take, or refrain from taking, action pursuant to the terms of any ground lease or similar agreement between the Consolidated Party and such tenant, lessee or sub-lessee shall not result in a breach of this provision; provided that, to the extent this would otherwise result in a breach of this provision, such Consolidated Party shall use commercially reasonable efforts to enforce the agreement between itself and the relevant tenant, lessee or sub-lessee.

Section 9.3.     Maintenance of Properties. Subject to Sections 10.2, the Parent Guarantor will, and will cause the Company and each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear and casualty and condemnation) except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary set forth in this Agreement, any failure to comply with this provision resulting from the failure of a tenant, lessee or sub-lessee to take, or refrain from taking, action pursuant to the terms of any ground lease or similar agreement between the Consolidated Party and such tenant, lessee or sub-lessee shall not result in a breach of this provision; provided that, to the extent this would otherwise result in a breach of this provision, such Consolidated Party shall use commercially reasonable efforts to enforce the agreement between itself and the relevant tenant, lessee or sub-lessee.

Section 9.4.     Payment of Taxes and Claims. The Parent Guarantor will, and will cause the Company and each Subsidiary to, file all income or similar tax returns required to be filed in any jurisdiction and to pay and discharge all income taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by them, to the extent the same have become due and payable, provided that none of the Parent Guarantor, the Company or any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Parent Guarantor, the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Parent Guarantor, the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Parent Guarantor, the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 9.5.     Legal Existence, Etc. The Parent Guarantor will, and will cause the Company and each Subsidiary to, at all times preserve and keep its limited partnership, limited liability company, corporate or other organizational existence, as the case may be, in full force and effect, except (i) in a transaction permitted by Section 10.2 or (ii) solely in the case of a Subsidiary that is not a Note Party, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.6.     Books and Records. The Parent Guarantor will, and will cause the Company and each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent Guarantor, the Company or such Subsidiary, as the case may be.

Section 9.7.     Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Debt under any Material Credit Facility (without, for purposes of this Section 9.7, giving effect to clause (b) of the definition of Material Credit Facility) to, within 60 days following such Subsidiary becoming so liable:

(i)            enter into an agreement (or joinder to an existing Subsidiary Guaranty if a Subsidiary Guaranty has previously been delivered hereunder) in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii)           deliver the following to each holder of a Note:

(A)          an executed counterpart of such Subsidiary Guaranty or joinder thereto;

(B)           to the extent required under such Material Credit Facility, a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.18 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty or joinder thereto rather than the Company);

Safehold Operating Partnership LP	Note Purchase Agreement

(C)           to the extent required under such Material Credit Facility, all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty or joinder thereto and the performance by such Subsidiary of its obligations thereunder; and

(D)          to the extent required under such Material Credit Facility, an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty or joinder thereto as the Required Holders may reasonably request.

(b)            At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty (or joinder thereto) under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty (or joinder thereto) and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility (without, for purposes of this Section 9.7, giving effect to clause (b) of the definition of Material Credit Facility), then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty or joinder thereto) under such Material Credit Facility (or such instrument no longer constitutes such a Material Credit Facility), (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Debt under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8.     Pari Passu Ranking. The Company will ensure that its payment obligations under this Agreement and the Notes, and the payment obligations of each Note Guarantor under its Note Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Debt of the Company and such Note Guarantor, as applicable.

Section 9.9.     Maintenance of Status. The Parent Guarantor shall, and the Company shall cause the Parent Guarantor to at all times conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a Parent Guarantor and elect to be treated as a REIT under all applicable laws, rules and regulations.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 9.10.            Most Favored Lender.

(a)            If at any time a Material Credit Facility contains a Financial Covenant or a negative covenant that is more favorable to the lenders under such Material Credit Facility than the covenants, definitions and/or defaults contained in this Agreement (any such Financial Covenant or negative covenant (including any necessary definition), a “More Favorable Covenant”), then the Company shall provide a Most Favored Lender notice in respect of such More Favorable Covenant. Such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date (i) in the case of any More Favorable Covenant in effect on the date of this Agreement, on the date of this Agreement and (ii) in the case of any More Favorable Covenant that becomes effective after the date of this Agreement, when such More Favorable Covenant shall have become effective under such Material Credit Facility, unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice of such More Favorable Covenant.

(b)            Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 9.10 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Credit Facility; provided that, if an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company or Guarantor, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Event of Default no longer exists and (ii) shall be deemed automatically deleted, waived or cured (as applicable) from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed, waived or cured (as applicable) from the applicable Material Credit Facility or such applicable Material Credit Facility ceases to be a Material Credit Facility or shall be repaid or terminated; provided that, if an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement, waived or cured, as applicable, at such time, if it should occur, when such Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Material Credit Facility for such amendment or deletion (other than, for the avoidance of doubt, the repayment of the Debt under such Material Credit Facility), the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes. In determining whether a breach of any Incorporated Covenant shall constitute a Default or an Event of Default, the period of grace, if any, applicable to such Incorporated Covenant in the applicable Material Credit Facility shall apply.

(c)            “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within ten Business Days after the inclusion of such More Favorable Covenant in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer of the Parent Guarantor referring to the provisions of this Section 9.10 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

(d)            Additionally, notwithstanding the foregoing, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 9.10) shall be deemed to be amended to be less restrictive on the Company or deleted in any respect by virtue of the provisions of this Section 9.10.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 9.11.            Rating Confirmation.

(a)            The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.

(b)            At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the First Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information, if the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

Section 10.            Negative Covenants.

From the date of this Agreement until the First Closing and thereafter, so long as any of the Notes are outstanding, the Parent Guarantor and the Company jointly and severally covenant that:

Section 10.1.             Transactions with Affiliates. The Parent Guarantor and the Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than Parent Guarantor, the Company or another Subsidiary), except pursuant to the reasonable requirements of Parent Guarantor’s, the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Parent Guarantor, the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, provided, that:

(a)            Persons which have common members of the board of directors (other than Jay Sugarman) with the Parent Guarantor, the Company or a Subsidiary shall not be deemed an Affiliate solely by reason of such common members,

(b)            so long as at least one class of the Parent Guarantor’s common equity interests remain publicly traded and listed on, or have trading privileges on, a nationally recognized stock exchange based in the United States, transactions between Parent Guarantor, the Company or a Subsidiary and Persons of which more than 40% of the equity interests in which are owned by a Person un-Affiliated with Parent Guarantor, the Company or a Subsidiary shall be deemed to not be prohibited for purposes of this Section 10.1, and

Safehold Operating Partnership LP	Note Purchase Agreement

(c)            so long as at least one class of the Parent Guarantor’s common equity interests remain publicly traded and listed on, or have trading privileges on, a nationally recognized stock exchange based in the United States, bona fide corporate transactions, between Parent Guarantor, the Company or a Subsidiary and iStar Inc. or a Subsidiary thereof and which a majority of the board of directors (or committee thereof) of each of the Parent Guarantor and iStar Inc. determines is reasonable and fair to the common stockholders of such entity shall be deemed to not be prohibited for purposes of this Section 10.1 (it being understood that a determination of fairness may be based solely upon a fairness opinion received from a reputable advisor).

For purposes of this Section 10.1, the following is a non-exclusive list of methods that may be used to establish that a transaction is upon fair and reasonable terms no less favorable to the Parent Guarantor, the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate: (a) the terms of a comparable third-party transaction identified by (or on behalf of) the Parent Guarantor, (b) a bona fide quote or proposal for a comparable third-party transaction obtained by (or on behalf of) the Parent Guarantor, or (c) the written advice of an outside expert received by (or on behalf of) the Parent Guarantor on market terms for a comparable third-party transaction.

Section 10.2.            Merger, Consolidation, Etc. The Parent Guarantor will not, and will not permit the Company or any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease (as lessor) all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)            in the case of any such transaction involving the Parent Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Parent Guarantor as an entirety, as the case may be (the “Surviving Parent”), shall be a solvent corporation, business, trust, limited partnership or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Parent Guarantor is not such Surviving Parent, (i) such Surviving Parent shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Parent Guaranty and (ii) such Surviving Parent shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms;

(b)            in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Surviving Company”), shall be a solvent corporation, business, trust, limited partnership or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such Surviving Company, (i) such Surviving Company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such Surviving Company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms;

Safehold Operating Partnership LP	Note Purchase Agreement

(c)            in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Parent Guarantor, the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) a solvent corporation, business, trust, limited partnership or limited liability company (other than the Parent Guarantor, the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Subsidiary Guarantor is not such solvent corporation, business, trust, limited partnership or limited liability company, (A) such solvent corporation, business, trust, limited partnership or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Parent Guarantor shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms;

(d)            each Note Guarantor under any Note Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Note Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(e)            immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Parent Guarantor, the Company or any Subsidiary Guarantor shall have the effect of releasing the Parent Guarantor, the Company or such Subsidiary Guarantor, as the case may be, or any successor solvent corporation, business, trust, limited partnership or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) a Note Guaranty (in the case of any Note Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 10.3.            Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, securing any Debt outstanding under or pursuant to any Material Credit Facility (without giving effect to the proviso in clause (b) of the definition thereof) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.4.            Economic Sanctions, Etc. The Parent Guarantor will not, and will not permit the Company, any Subsidiary or any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or knowingly indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5.            Maintenance of Total Unencumbered Assets. The Company will not have at any time Total Unencumbered Assets of less than 125% of the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP. For purposes of this Section 10.5, Debt shall be deemed to be “incurred” by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof.

Section 11.         Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)            the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; provided that such failure shall not be an Event of Default if it occurs solely from any technical or administrative difficulties relating solely to the transfer of such amount and such failure is remedied within two Business Days after the due date for payment; or

(b)            the Company defaults in the payment of any interest on any Note for more than ten days after the same becomes due and payable; provided that such failure shall not be an Event of Default if it occurs solely from any technical or administrative difficulties relating solely to the transfer of such amount and such failure is remedied within two Business Days after the due date for payment; or

Safehold Operating Partnership LP	Note Purchase Agreement

(c)            the Parent Guarantor or the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 10.5 or any Incorporated Covenant (subject to any grace or cure period thereunder incorporated in accordance with Section 9.10) or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d)            any Note Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Supplement or in any Note Guaranty and such default is not remedied within 30 days (or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same, not to exceed 60 days, or, in the case of default in the performance of Section 9.11, 90 days) after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)            (i) any representation or warranty made in writing by or on behalf of the Parent Guarantor or the Company or by any officer of the Parent Guarantor or the Company in this Agreement or in any Supplement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)             (i) the Parent Guarantor, the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Recourse Debt beyond any period of grace provided with respect thereto, or

(ii)            the Parent Guarantor, the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Recourse Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists (and in all cases other than as a result of (A) any condition which is in the nature of a Change of Control (in which event the terms and provisions of Section 8.7 shall govern) or (B) the acquisition by the Parent Guarantor, the Company or any Significant Subsidiary of a Subsidiary, which acquisition resulted in a default under any Debt of such acquired Subsidiary due to the fact that such Subsidiary was acquired by the Parent Guarantor, the Company or any other Subsidiary, but, if such acquired Subsidiary is a Significant Subsidiary, only so long as such default is cured or otherwise no longer outstanding on the 30th day following the acquisition of such Significant Subsidiary or (C) any Debt that becomes due as a result of customary non-default mandatory prepayments resulting from asset sales, casualty or condemnation events, the incurrence of Debt or issuances of equity interests), and as a consequence of such default or condition such Debt has become, or has been declared, (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or

Safehold Operating Partnership LP	Note Purchase Agreement

(iii)            the Parent Guarantor, the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Non-Recourse Debt beyond any period of grace provided with respect thereto, or

(iv)            the Parent Guarantor, the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Non-Recourse Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists (and in all cases other than as a result of (A) any condition which is in the nature of a Change of Control (in which event the terms and provisions of Section 8.7 shall govern) or (B) the acquisition by the Parent Guarantor, the Company or any Significant Subsidiary of a Subsidiary, which acquisition resulted in a default under any Debt of such acquired Subsidiary due to the fact that such Subsidiary was acquired by the Parent Guarantor, the Company or any other Subsidiary, but, if such acquired Subsidiary is a Significant Subsidiary, only so long as such default is cured or otherwise no longer outstanding on the 30th day following the acquisition of such Significant Subsidiary or (C) any Debt that becomes due as a result of customary non-default mandatory prepayments resulting from asset sales, casualty or condemnation events, the incurrence of Debt or issuances of equity interests), and as a consequence of such default or condition such Debt has become, or has been declared, (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or

(v)            as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay Material Recourse Debt before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Parent Guarantor, the Company or any Significant Subsidiary so to purchase or repay such Debt; or

(g)            the Parent Guarantor, the Company or any Significant Subsidiary (i) becomes unable, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or (vi) takes corporate action for the purpose of any of the foregoing; or

Safehold Operating Partnership LP	Note Purchase Agreement

(h)            a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any of the Parent Guarantor, the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Parent Guarantor, the Company or any Significant Subsidiary, or any such petition shall be filed against the Company or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(i)             any event occurs with respect to the Parent Guarantor, the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)             one or more final judgments or orders for the payment of money aggregating in excess of $120,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Parent Guarantor, the Company and its Significant Subsidiaries and which judgments are not, within 90 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 90 days after the expiration of such stay; or

(k)            if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability with respect to any Plan pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Parent Guarantor, the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

Safehold Operating Partnership LP	Note Purchase Agreement

(l)             any Note Guaranty shall cease to be in full force and effect, any Note Guarantor or any Person acting on behalf of any Note Guarantor shall contest in any manner the validity, binding nature or enforceability of any Note Guaranty, or the obligations of any Note Party under any Note Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Note Guaranty.

Section 12.         Remedies on Default, Etc.

Section 12.1.            Acceleration. (a)  If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)            If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)            If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon in respect of Notes at the applicable Default Rate) and (y) the Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 12.2.            Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Note Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.            Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.            No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable and documented attorneys’ fees, expenses and disbursements.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 13.          Registration; Exchange; Substitution of Notes.

Section 13.1.            Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.            Transfer and Exchange of Notes; Competitors. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note; provided, however, that notwithstanding anything to the contrary in this Agreement, no Purchaser or holder of a Note may, so long as no Event of Default has occurred and is continuing, transfer or assign any Note or any interest therein to any Competitor. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1 or attached to the applicable Supplement with respect to any Additional Notes. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.            Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof,

Safehold Operating Partnership LP	Note Purchase Agreement

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.         Payments on Notes.

Section 14.1.            Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Goldman Sachs Bank USA in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.            Payment by Wire Transfer. So long as any Purchaser or any Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or, in the case of any Additional Purchaser, Schedule A attached to any Supplement to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or its nominee, such Purchaser or Additional Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or Additional Purchaser under this Agreement or any Supplement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.            FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 15.         Expenses, Etc.

Section 15.1.            Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees of one special counsel for the Purchasers (and Additional Purchasers under any Supplement) and holders, taken as a whole, and, if reasonably required by the Required Holders, one local counsel in each relevant jurisdiction for the Purchasers (and Additional Purchasers under any Supplement) and holders, taken as a whole) incurred by the Purchasers (and Additional Purchasers under any Supplement) and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Note Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable and documented costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Note Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Note Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable and documented costs and expenses, including one financial advisor’s fees incurred in connection with the insolvency or bankruptcy of the Parent Guarantor, the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Note Guaranty and (c) the reasonable and documented costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser (or Additional Purchaser under any Supplement) or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable and documented attorneys’ fees and expenses of one special counsel for the Purchasers (and Additional Purchasers under any Supplement) and holders, taken as a whole, and if reasonably required by the Required Holders, one local counsel in each relevant jurisdiction, for the Purchasers (and Additional Purchasers under any Supplement) and holders, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company; provided that the Company shall have no obligation under this clause (iii) to the extent such obligation has resulted from (x) the gross negligence or willful misconduct of a Purchaser or (y) the material breach of such Purchaser’s obligations hereunder.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 15.2.            Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Note Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Note Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Note Guaranty or of any of the Notes (other than any due as a consequence of a Note Transfer), and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.            Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, any Note Guaranty or the Notes, and the termination of this Agreement.

Section 16.         Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall speak solely as of the date made and survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement solely as of the date made. Subject to the preceding sentence, this Agreement, the Notes and any Note Guaranty embody the entire agreement and understanding between each Purchaser and Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.         Amendment and Waiver.

Section 17.1.            Requirements.

(a)            Amendments. This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Parent Guarantor, the Company and the Required Holders, except that:

(i)            no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement) will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

Safehold Operating Partnership LP	Note Purchase Agreement

(ii)            no amendment or waiver may, without the written consent of each Purchaser, Additional Purchaser and the holder of each Note of each affected Series at the time outstanding, (A) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (C) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 (or such corresponding provision of any Supplement)), 11(a), 11(b), 12, 17, 20 or 23.

(b)            Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with, and in compliance with, Sections 2.2 and 4A hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2.            Solicitation of Holders of Notes.

(a)            Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes or any Note Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Note Guaranty to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)            Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof, any Supplement or of any Note Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such holder did not consent to such waiver or amendment.

(c)            Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Note Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Parent Guarantor, (ii) the Company, (iii) any Subsidiary or any other Affiliate or (iv) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates that is under the direct or indirect control of Parent Guarantor or Company, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 17.3.            Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Note Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchasers and holders of a Note and no delay in exercising any rights hereunder or under any Note or Note Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4.            Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Note Guaranty or the Notes, or have directed the taking of any action provided herein or in any Note Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent Guarantor, the Company or any Affiliate that is under the direct or indirect control of Parent Guarantor or Company shall be deemed not to be outstanding.

Section 18.         Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)            if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)            if to the Parent Guarantor, the Company or any Subsidiary Guarantor, to the Company at its address set forth at the beginning hereof to the attention of Chief Legal Officer of the Parent Guarantor, or at such other address as the Company shall have specified to the holder of each Note in writing, or

Safehold Operating Partnership LP	Note Purchase Agreement

(iv)            if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.         Reproduction of Documents.

This Agreement and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or Additional Purchaser, may be reproduced by such Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 20.         Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or Additional Purchaser by or on behalf of the Parent Guarantor, the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or Additional Purchaser or any Person acting on such Purchaser or Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or Additional Purchaser other than through disclosure by the Parent Guarantor, the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such recipient is notified of its obligation to maintain the confidentiality of such information), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Parent Guarantor or the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or Additional Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser or Additional Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser or Additional Purchaser’s Notes, this Agreement or any Note Guaranty (provided that, in each case under this clause (viii), unless specifically prohibited by applicable law, rule, regulation or court order, such Purchaser shall use reasonable efforts to notify the Company prior to such disclosure). Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Parent Guarantor, the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.         Substitution of Purchaser.

Each Purchaser and Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or Additional Purchaser or any one of such other Purchaser or Additional Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) or any Additional Purchaser in any Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder or any Additional Purchaser in any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or Additional Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 22.         Miscellaneous.

Section 22.1.            Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.            Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Debt”), any election by the Parent Guarantor, the Company or any Subsidiary to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Company or the Required Holders shall so request, the holder of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided, that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Safehold Operating Partnership LP	Note Purchase Agreement

(c)            Without limiting the foregoing, for purposes of calculating financial ratios (including for purposes of Section 10.5 and any Incorporated Covenant) hereunder, leases (whether the Parent Guarantor or its Subsidiaries are the lessors or lessees thereof) shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements for the fiscal year ended December 31, 2020, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 22.3.            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.            Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive and shall be deemed to have the inclusive meaning of the term “and/or”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 22.5.          Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other Note Documents (other than the Notes).  Delivery of an electronic signature to, or a signed copy of, this Agreement and such other Note Documents (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Note Documents (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Parent Guarantor, the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any document, the Parent Guarantor and the Company hereby agree to use their reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within 30 days of such request or such longer period as the requesting Purchaser, the Parent Guarantor and the Company may mutually agree).

Section 22.6.          Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.          Jurisdiction and Process; Waiver of Jury Trial. (a) Each of the Parent Guarantor and the Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          Each of the Parent Guarantor and the Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)          Each of the Parent Guarantor and the Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each of the Parent Guarantor and the Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

Safehold Operating Partnership LP	Note Purchase Agreement

(d)          Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)          The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 23.          Parent Guaranty.

Section 23.1.          Guaranty; Limitation of Liability. (a) The Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Company and each other Note Party now or hereafter existing under or in respect of the Note Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, Make-Whole Amount, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable and documented fees and expenses of one special counsel, and, if reasonably required by the Required Holders, one set of local counsel in each relevant jurisdiction) incurred by the holders of the Notes in enforcing any rights under this Agreement or any other Note Document. Without limiting the generality of the foregoing, the Parent Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Note Party to any holders of the Notes under or in respect of the Note Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Note Party. This Parent Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)          The Parent Guarantor and each holder of a Note hereby confirm that it is the intention of all such Persons that this Parent Guaranty and the obligations of the Parent Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Parent Guaranty and the obligations of the Parent Guarantor hereunder. To effectuate the foregoing intention, the Parent Guarantor, and the holders of the Notes hereby irrevocably agree that the obligations of the Parent Guarantor under this Parent Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the Parent Guarantor under this Parent Guaranty not constituting a fraudulent transfer or conveyance.

Safehold Operating Partnership LP	Note Purchase Agreement

(c)          The Parent Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any holders of a Note under this Parent Guaranty or any other guaranty, the Parent Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other guarantor so as to maximize the aggregate amount paid to any holders of a Note under or in respect of the Note Documents.

Section 23.2.          Guaranty Absolute. The Parent Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Note Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any holders of a Note with respect thereto. The obligations of the Parent Guarantor under or in respect of this Parent Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Note Party under or in respect of this Agreement or the other Note Documents, and a separate action or actions may be brought and prosecuted against the Parent Guarantor to enforce this Parent Guaranty, irrespective of whether any action is brought against the Company or any other Note Party or whether the Company or any other Note Party is joined in any such action or actions. The liability of the Parent Guarantor under this Parent Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Parent Guarantor hereby irrevocably waives any defenses (other than the defense of payment and performance in full) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Note Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Note Party under or in respect of the Note Documents, or any other amendment or waiver of or any consent to departure from any Note Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Company, any other Note Party or any of their Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Note Party under the Note Documents or any other assets of any Note Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any Note Party or any of its Subsidiaries;

(f)          any failure of any holders of a Note to disclose to any Note Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Note Party now or hereafter known to any holders of a Note (the Parent Guarantor waiving any duty on the part of any holders of a Note to disclose such information);

Safehold Operating Partnership LP	Note Purchase Agreement

(g)          the failure of any other Person to execute or deliver this Agreement, any other Note Document or any other guaranty or agreement or the release or reduction of liability of the Parent Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any holders of a Note that might otherwise constitute a defense available to, or a discharge of, any Note Party or any other guarantor or surety (other than payment and performance in full of the Guaranteed Obligations).

This Parent Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any holders of a Note or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Note Party or otherwise, all as though such payment had not been made.

Section 23.3.          Waivers and Acknowledgments. (a) The Parent Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Parent Guaranty and any requirement that any holders of a Note protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Note Party or any other Person or any collateral.

(b)          The Parent Guarantor hereby unconditionally and irrevocably waives any right to revoke this Parent Guaranty and acknowledges that this Parent Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)          The Parent Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any holders of a Note that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent Guarantor or other rights of the Parent Guarantor to proceed against any of the other Note Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Parent Guarantor hereunder.

(d)          The Parent Guarantor acknowledges that the holders of the Notes may, without notice to or demand upon the Parent Guarantor and without affecting the liability of the Parent Guarantor under this Parent Guaranty, foreclose under any mortgage by nonjudicial sale, and the Parent Guarantor hereby waives any defense to the recovery by the holders of the Notes against the Parent Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

Safehold Operating Partnership LP	Note Purchase Agreement

(e)          The Parent Guarantor hereby unconditionally and irrevocably waives any duty on the part of any holders of a Note to disclose to the Parent Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company, any other Note Party or any of their Subsidiaries now or hereafter known by any holders of a Note.

(f)          The Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Note Documents and that the waivers set forth in Section 23.2 and this Section 23.3 are knowingly made in contemplation of such benefits.

Section 23.4.          Subrogation. The Parent Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company or any other Note Party that arise from the existence, payment, performance or enforcement of the Parent Guarantor’s obligations under or in respect of this Parent Guaranty, this Agreement or any other Note Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any holders of a Note against the Company, any other Note Party or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any other Note Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Parent Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) shall have been paid in full and the commitments arising under this Agreement shall have expired or been terminated. If any amount shall be paid to the Parent Guarantor or any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full of the Guaranteed Obligations and all other amounts payable under this Parent Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor)and (b) the termination in whole of the obligations under this Agreement, such amount shall be received and held in trust for the benefit the Parent Guarantor of the holders of the Notes, shall be segregated from other property and funds of the Parent Guarantor and shall forthwith be paid or delivered to the holders of the Notes in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Parent Guaranty, whether matured or unmatured, in accordance with the terms of the Note Documents. If (i) the Parent Guarantor or any Subsidiary Guarantor shall make payment to any holders of a Note of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Parent Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) shall have been paid in full and (iii) the termination in whole of the obligations under this Agreement shall have occurred, the holders of the Notes will, at the Parent Guarantor’s request and expense, execute and deliver to the Parent Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Parent Guarantor pursuant to this Parent Guaranty.

Safehold Operating Partnership LP	Note Purchase Agreement

Section 23.5.          Indemnification by the Parent Guarantor. (a) Without limitation on any other obligations of the Parent Guarantor or remedies of the holders of the Notes under this Agreement, this Parent Guaranty or the other Note Documents, the Parent Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the holders of the Notes and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of one special counsel, and, if reasonably required by the Required Holders, one set of local counsel in each relevant jurisdiction) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Note Party enforceable against such Note Party in accordance with their terms.

(b)          The Parent Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Parent Guarantor or any of its Affiliates under the Control of Parent Guarantor or any of its respective officers, directors, employees, agents and advisors, and the Parent Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, the actual or proposed use of the proceeds of the Notes, the Note Documents or any of the transactions contemplated by the Note Documents.

Section 23.6.          Subordination. The Parent Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Parent Guarantor by each other Note Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 23.6.

(a)          Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), the Parent Guarantor may receive payments or payments from any other Note Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), however, unless the Required Holders otherwise agrees, the Parent Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)          Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Note Party, the Parent Guarantor agrees that the holders of the Notes shall be entitled to receive payment in full of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Parent Guarantor receives payment of any Subordinated Obligations.

Safehold Operating Partnership LP	Note Purchase Agreement

(c)          Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), the Parent Guarantor shall, if the Required Holders so request, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the holders of the Notes and deliver such payments to the holders of the Notes on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Parent Guarantor under the other provisions of this Parent Guaranty.

(d)          Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), the holders of the Notes are authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Parent Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Parent Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the holders of the Notes for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 23.7.          Continuing Guaranty; Effect of Release. This Parent Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this Parent Guaranty and (ii) the termination in whole of the commitments arising under this Agreement, (b) be binding upon the Parent Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the holders of the Notes and their successors, transferees and assigns.

* * * * *

Safehold Operating Partnership LP	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement among you, the Parent Guarantor and the Company.

Very truly yours,

Safehold Inc.

By	/s/ Brett Asnas
Name: Brett Asnas
Title: Executive Vice President

Safehold Operating Partnership LP

By	/s/ Brett Asnas
Name: Brett Asnas
Title: Executive Vice President

Safehold Operating Partnership LP	Note Purchase Agreement

The foregoing is hereby

accepted and agreed to as

of the date hereof.

Massachusetts Mutual Life Insurance Company

By:	Barings LLC as Investment Adviser

By	/s/ Jennie Rose
Name: Jennie Rose
Title: Managing Director

Great American Life Insurance Company

By:	Barings LLC as Investment Adviser

By	/s/ Jennie Rose
Name: Jennie Rose
Title: Managing Director

The Lincoln National Life Insurance Company

By:	Barings LLC as Investment Adviser

By	/s/ Jennie Rose
Name: Jennie Rose
Title: Managing Director

Safehold Operating Partnership LP	Note Purchase Agreement

The foregoing is hereby

accepted and agreed to as

of the date hereof.

Voya Retirement Insurance and Annuity Company

Reliastar Life Insurance Company

By:	Voya Investment Management LLC, as Agent

By	/s/ Justin Stach
Name: Justin Stach
Title: Senior Vice President

Security Life of Denver Insurance Company
Farm Bureau Life Insurance Company of Michigan
Corporate Solutions Life Reinsurance Company
Voya Pension Committee on Behalf of the Voya Retirement Plan
United Insurance Company of America
Horace Mann Life Insurance Company
Carefirst of Maryland, Inc.
Group Hospitalization and Medical Services, Inc.
Carefirst Bluechoice, Inc.
SFM Mutual Insurance Company
Shelter Mutual Insurance Company
Shelter Life Insurance Company
Shelter Reinsurance Company
Brighthouse Life Insurance Company

By:	Voya Investment Management LLC, as Agent

By	/s/ Justin Stach
Name: Justin Stach
Title: Senior Vice President

Safehold Operating Partnership LP	Note Purchase Agreement

The foregoing is hereby

accepted and agreed to as

of the date hereof.

Athene Annuity and Life Company

By:	Apollo Insurance Solutions Group LP, its investment adviser
By:	Apollo Capital Management, L.P., its sub adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Structured Annuity Reinsurance Company

By:	Apollo Insurance Solutions Group LP, its investment adviser
By:	Apollo Capital Management, L.P., its sub adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Athene Annuity & Life Assurance Company of New York

By:	Apollo Insurance Solutions Group LP, its investment adviser
By:	Apollo Capital Management, L.P., its sub adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Safehold Operating Partnership LP	Note Purchase Agreement

The foregoing is hereby

accepted and agreed to as

of the date hereof.

Athene Annuity & Life Insurance Company

By:	Apollo Insurance Solutions Group LP, its investment adviser
By:	Apollo Capital Management, L.P., its sub adviser
By:	Apollo Capital Management GP, LLC, its General Partner

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Safehold Operating Partnership LP	Note Purchase Agreement

The foregoing is hereby

accepted and agreed to as

of the date hereof.

New York Life Insurance Company

By	/s/ Andrew Leisman
Name: Andrew Leisman, CFA
Title: Corporate Vice President

New York Life Insurance and Annuity Corporation

By:	NYL Investors LLC, its Investment Manager

By	/s/ Andrew Leisman
Name: Andrew Leisman, CFA
Title: Senior Director

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C)

By:	NYL Investors LLC, its Investment Manager

By	/s/ Andrew Leisman
Name: Andrew Leisman, CFA
Title: Senior Director

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30D)

By:	NYL Investors LLC, its Investment Manager

By	/s/ Andrew Leisman
Name: Andrew Leisman, CFA
Title: Senior Director

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Rating Agency” means (a) Fitch, Inc., Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or DBRS, Inc., or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Additional Notes” is defined in Section 2.4.

“Additional Purchasers” means purchasers of Additional Notes.

“Administrative Agent” means JPMorgan Chase Bank, N.A. or its successors as administrative agent under the Primary Credit Facility.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor. For purposes of Section 8.5, Section 10.1 and the definition of “Required Holders”, the External Manager and its affiliates shall be deemed Affiliates of the Parent Guarantor and the Company.

“Agreement” means this Master Note Purchase Agreement, including all Supplements, Schedules and Exhibits attached to this Agreement (including all Schedules and Exhibits attached to any Supplement) as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

SCHEDULE A

(to Master Note Purchase Agreement)

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Called Principal” is defined in Section 8.6.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Change of Control” is defined in Section 8.7(f)

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any Person that is engaged in the business of acquiring, originating, manufacturing, owning, managing, financing and/or capitalizing ground leases, including trading or dealing in securities, financial derivatives, currencies or other financial products relating to or derived from such ground lease activities and (b) any Person that is an Affiliate of any Person referred to in clause (a) (other than an Affiliate that (i) does not engage, as its primary business, in the business of acquiring, originating, manufacturing, owning, managing, financing and/or capitalizing ground leases, including trading or dealing in securities, financial derivatives, currencies or other financial products relating to or derived from such ground lease activities, (ii) has established procedures which will prevent confidential information supplied to such Affiliate from being transmitted or otherwise made available to such affiliated entities described in clause (a), and (iii) is managed by Persons other than Persons who manage such affiliated entities described in clause (a) and the Persons who manage such affiliated entities described in clause (a) do not have the power to manage such Person); provided that:

(i)             the provision of investment advisory services by a Person to a Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor, provided that such Person providing such services has established and maintains procedures which will prevent Confidential Information supplied to such Person from being transmitted or otherwise made available to such Plan;

(ii)            in no event shall an Institutional Investor be deemed a Competitor if such Institutional Investor is a pension plan sponsored by a Person which would otherwise be a Competitor but which is a regular investor in privately placed Securities and such pension plan has established and maintains procedures which will prevent Confidential Information supplied to such pension plan by the Company from being transmitted or otherwise made available to such plan sponsor; and

(iii)           in no event shall an Institutional Investor that is not primarily engaged in the business of acquiring, originating, manufacturing, owning, managing, financing and/or capitalizing ground leases, including trading or dealing in securities, financial derivatives, currencies or other financial products relating to or derived from such ground lease activities, be deemed a Competitor.

“Confidential Information” is defined in Section 20.

“Consolidated Group” means the Parent Guarantor and its Subsidiaries.

“Consolidated Party” means a member of the Consolidated Group.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Parent Guarantor and any of their or the Parent Guarantor’s respective Controlled Affiliates and (b) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.

“Debt” means, without duplication, with respect to any Person, any indebtedness of such Person in respect of:

(a)            borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(b)            indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company and a subsidiary, by the Parent Guarantor’s board of directors or a duly authorized committee thereof) of the property subject to such Lien;

(c)            reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes (i) an accrued expense, (ii) trade accounts payable in the ordinary course of business and (iii) any deferred purchase price until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d)            any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with GAAP; provided, however, that in the case of this clause, Debt excludes operating lease liabilities on a Person’s balance sheet in accordance with GAAP;

(e)            net obligations of such Person under any Swap Contract;

(f)             any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet in accordance with GAAP; provided, however, that in the case of this clause, Debt excludes operating lease liabilities on a Person’s balance sheet in accordance with GAAP;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; or

(h)            the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Debt also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof). Notwithstanding the foregoing, with respect to the Company, the Parent Guarantor or any Subsidiary, the term “Debt” shall not include Permitted Non-Recourse Guarantees of the Company, the Parent Guarantor or any Subsidiary until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the Company, the Parent Guarantor or any Subsidiary.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to the Notes, that rate of interest per annum that is the greater of (a) 2% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2% over the rate of interest publicly announced by Goldman Sachs Bank USA in New York, New York as its “base” or “prime” rate.

“Dollar” and “$” mean lawful money of the United States.

“Discounted Value” is defined in Section 8.6.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to pollution and the protection of the environment or of human health or safety (as affected by exposure to harmful or deleterious substances).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.

“Execution Date” is defined in Section 3.

“External Manager” means SFTY Manager LLC, a Delaware limited liability company, and its successors.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event or similar provision) that requires Parent Guarantor or the Company to:

(a)            maintain a specified level of net worth, shareholders’ equity, total assets, unencumbered assets, cash flow or net income;

(b)            maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness, secured indebtedness, unsecured indebtedness, or subordinated indebtedness to total capitalization, total assets, unencumbered assets or to net worth); or

(c)            maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of cash flow, operating income or net income to indebtedness, interest expense, and/or scheduled payments of indebtedness);

but in all cases excluding any such covenant that amounts to a negative pledge or a sale of assets limitation.

“First Closing” is defined in Section 3.

“First Closing Date” is defined in Section 3.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)            the government of

(i)            the United States of America or any state or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)            any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranteed Obligations” has the meaning specified in Section 23.1(a).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Incorporated Covenant” is defined in Section 9.10(b).

“Indemnified Party” is defined in Section 23.5.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind whatsoever.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor, the Company and their Subsidiaries taken as a whole, (b) the ability of the Parent Guarantor and the Company to perform its obligations under this Agreement and the Notes (in the case of the Company), (c) the ability of any Note Guarantor to perform its obligations under its Note Guaranty or (d) the validity or enforceability of any Note Document.

“Material Credit Facility” means:

(a)            the Primary Credit Facility; and

(b)            any other credit facility(ies) creating or evidencing indebtedness for borrowed money that is Recourse Debt entered into on or after the date of Closing by the Parent Guarantor or the Company, or in respect of which the Parent Guarantor or the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than the Material Credit Facility Threshold (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); provided if no Credit Facility or Credit Facilities equal or exceed such amounts and there is no Primary Credit Facility at such time, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Credit Facility Threshold” means, as of any date of determination, the greater of (a) $375,000,000 and (b) 7.5% of Total Asset Value.

“Material Non-Recourse Debt” means Non-Recourse Debt of the Company or the Parent Guarantor or any Subsidiary that is outstanding in a principal amount equal to or more than the greater of (a) $150,000,000 and (b) 3.0% of Total Asset Value.

“Material Recourse Debt” means Debt for borrowed money that is recourse to the Company or the Parent Guarantor or any Subsidiary that is outstanding in a principal amount equal to or more than the greater of (a) $90,000,000 and (b) 1.8% of Total Asset Value.

“Maturity Date” with respect to any Note is defined in the first paragraph of such Note.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Most Favored Lender Notice” is defined in Section 9.10(c).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Non-Recourse Debt” means Debt of a Subsidiary of the Company or the Parent Guarantor (or an entity in which the Company is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the Company or the Parent Guarantor (or entity in which the Company is the general partner or managing member) that is the borrower and is non-recourse to the Company or the Parent Guarantor or any Subsidiary of the Company or the Parent Guarantor (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the Company (or entity in which the Company is the general partner or managing member) that is the borrower); provided, that, if any such Debt is partially recourse to the Company or the Parent Guarantor or any Subsidiary of the Company or the Parent Guarantor (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the Company or the Parent Guarantor (or entity in which the Company is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt”; provided further, that, recourse to the Company or the Parent Guarantor or any Subsidiary of the Company or the Parent Guarantor for any such Debt for fraud, misrepresentation, misapplication of cash, waste, bankruptcy, unpermitted transfers, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or carve-out guarantees in non-recourse financing of real estate, including any customary carve-outs included in ground leases, shall not, by itself, prevent such Debt from being characterized as Non-Recourse Debt.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent Guarantor, the Company or any Subsidiary primarily for the benefit of employees of the Parent Guarantor, the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means (a) this Agreement, (b) the Notes, (c) each Note Guaranty, and (d) each other document or instrument now or hereafter executed and delivered by a Note Party in connection with, pursuant to or relating to this Agreement, in each case, as amended.

“Note Guarantor” means the Parent Guarantor and each Subsidiary Guarantor.

“Note Guaranty” means the Parent Guaranty and each Subsidiary Guaranty.

“Note Parties” means the Company and the Note Guarantors.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means, with respect to any Person, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

“Parent Guarantor” is defined in the introductory paragraph to this Agreement.

“Parent Guaranty” is defined in Section 2.2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Equity Encumbrances” means:

(a)            Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted, and which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            Permitted Judgment Liens; and

(c)            Permitted Provisions.

“Permitted Judgment Liens” means Liens securing judgments for the payment of money not constituting an Event of Default solely to the extent the aggregate amount of the judgments (other than judgments that are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien)) secured by such Liens encumbering such equity interests does not exceed $10,000,000.

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Debt in the ordinary course of business by the Company or the Parent Guarantor or any Subsidiary of the Company or the Parent Guarantor in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the Company or the Parent Guarantor (or entity in which the Company is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the Company or the Parent Guarantor or any of the Company’s or the Parent Guarantor’s other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as fraud, misrepresentation, misapplication of cash, waste, bankruptcy, unpermitted transfers, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or separate indemnification agreements or carve-out guarantees in non-recourse financing of real estate, including any customary carve-outs included in ground leases).

“Permitted Provisions” means provisions that are contained in documentation evidencing or governing Indebtedness which provisions are the result of (i) limitations on the ability of a Consolidated Party to make restricted payments or transfer property to the Company or the Parent Guarantor which limitations are not, taken as a whole, materially more restrictive than those contained in the Note Documents, (ii) limitations on the creation of any Lien on any assets of a Person that are not, taken as a whole, materially more restrictive than those contained in the Note Documents or (iii) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, which conditions are not, taken as a whole, materially more restrictive than those contained in the Note Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Presentation” is defined in Section 5.3.

“Primary Credit Facility” means the Credit Agreement dated as of March 31, 2021 among the Company, the Parent Guarantor, JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders party thereto, including any renewals, extensions, amendments, restatements, replacements or refinancing in full (or a majority) thereof.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Bureau Service in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes, and (e) shall not be subject to confidentiality provisions which would prevent it from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, (a) with respect to the Private Rating Rationale Report delivered pursuant to Section 4.12, the Private Rating Rational Report dated March 31, 2021, and (b) with respect to any Private Rating Letter delivered pursuant to Section 9.11(b), a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time.

“Pro Rata Share” means, with respect to (i) any Wholly-Owned Subsidiary of the Company, 100%, and with respect to any other Subsidiary of the Company, the percentage interest held by the Company, directly or indirectly, in such joint venture determined by calculating the percentage of the equity interests of such joint venture owned by the Company and/or one or more of its Subsidiaries.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.7(b).

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note (whether by full prepayment or repayment of such Note or as the result of a transfer of such Note pursuant to Section 13.2) shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Real Estate Investment Trust” or “REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Recourse Debt” means Debt other than Non-Recourse Indebtedness.

“Reinvestment Yield” is defined in Section 8.6.

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Remaining Average Life” is defined in Section 8.6.

“Remaining Scheduled Payments” is defined in Section 8.6.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time:

(a)            prior to the First Closing, the Purchasers, and

(b)            on or after the First Closing and before the Second Closing Date, (i) the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by Parent Guarantor, the Company or any Affiliates) and (ii) the Purchasers of the Notes scheduled to be issued at the Second Closing, and

(c)            on or after the Second Closing Date, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by Parent Guarantor, the Company or any Affiliates)

; provided that in the event a Supplement has been entered into by the Company with Additional Purchasers thereunder, but the Additional Notes to be issued have not yet been so issued, “Required Holders” shall also include the Additional Purchasers scheduled to purchase such Additional Notes until such time as such Additional Notes are so purchased.

“Responsible Officer” means, with respect to any Person, any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Second Closing” is defined in Section 3.

“Second Closing Date” is defined in Section 3.

“SEC” means the U.S. Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person.

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2022A Notes” is defined in Section 1.1.

“Settlement Date” is defined in Section 8.6.

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the Parent Guarantor whose total assets as of the last day of the then most recently ended fiscal quarter were equal to or greater than 5% of the Total Asset Value at such time, it being understood that all such calculations shall be determined in the aggregate for all Subsidiaries of the Parent Guarantor subject to any of the events specified in Sections 11(f), (g), (h) and (i).

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, with respect to the Company or the Parent Guarantor, any Person (excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or the Parent Guarantor, as the case may be, or by one or more other Subsidiaries of the Company or the Parent Guarantor, as the case may be. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock or interests has such voting power by reason of any contingency.

“Subsidiary Guarantor” means Subsidiary that has executed and delivered a Subsidiary Guaranty pursuant to Section 9.7.

“Subsidiary Guaranty” is defined in Section 9.7.

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 2.4.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means, as of any date, the Pro Rata Share of the following:

(a)            the aggregate amount of cash and cash equivalents (as defined in accordance with GAAP) owned by the Company and its Subsidiaries; plus

(b)            an amount equal to the aggregate undepreciated book value of all other assets owned by the Company and its Subsidiaries, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses, owned on such date.

“Total Unencumbered Assets” means the sum of, without duplication:

(a)            those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and

(b)            all other assets (excluding non-lease intangibles and accounts receivable other than straight-line receivables and lease receivables) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP to reflect impairment charges and write-downs; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 10.5,

(i)             all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities,

(ii)            any Undepreciated Real Estate Asset or other asset that is subordinated to the applicable leasehold mortgage, and

(iii)           any Undepreciated Real Estate Asset or other asset that is owned by a Subsidiary (A) which is (or any direct or indirect parent company of such Subsidiary (other than the Company) is) liable for Recourse Debt (other than Recourse Debt owed to a Note Party) (unless such Subsidiary (and each direct or indirect parent company of such Subsidiary (other than the Company)) is a Subsidiary Guarantor) or (B) the equity interests of which is subject to any Lien (other than Permitted Equity Encumbrances), shall in each case be excluded from Total Unencumbered Assets.

“tranche” means all Notes of a Series having the same maturity, interest rate, prepayment premium, currency, covenants and schedule for mandatory prepayments.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, right-of-use assets associated with leases of property required to be reflected as finance leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP and related intangibles of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include right-of-use assets associated with leases of property required to be reflected as operating leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States of America pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“USA PATRIOT Act” means U.S. Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, with respect to the Company or the Parent Guarantor, any Person (excluding an individual), 100% of the outstanding shares of stock or other equity interests of which are owned and controlled, directly or indirectly, by the Company or the Parent Guarantor, as the case may be, or by one or more other Subsidiaries of the Company or the Parent Guarantor, as the case may be.

Form of Series 2022A Note

Safehold Operating Partnership LP

3.98% Series 2022A Senior Note, due February 15, 2052

No. [_____]	[Date]
$[_______]	PPN 78646U A*0

For Value Received, the undersigned, Safehold Operating Partnership LP, a Delaware limited partnership (herein called the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on February 15, 2052 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.98% per annum from the date hereof, payable semiannually, on the 15th day of February and August in each year, commencing with the February or August next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Master Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Goldman Sachs Bank USA or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.

This Note is one of a series of Series 2022A Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated January 27, 2022 (as from time to time amended, the “Master Note Purchase Agreement”), among the Company, Safehold Inc., a Maryland corporation, and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Master Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Master Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Purchase Agreement.

This Note is a registered Note and, as provided in the Master Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Schedule 1
(to Master Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Master Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Master Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Safehold Operating Partnership LP

By
Name:
Title:

1-2

Safehold Operating Partnership LP

Safehold Inc.

[Number] Supplement to Note Purchase Agreement

Dated as of ______________________

Re:               $____________ _____% Series _______ Senior Notes

Due _____________________

Exhibit S

(to Master Note Purchase Agreement)

Safehold Operating Partnership LP

c/o iStar Inc.

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

Dated as of

____________________, 20__

To the Series [____] Additional

Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is among Safehold Operating Partnership LP, a Delaware limited partnership (the “Company”), and Safehold Inc., a Maryland corporation (the “Parent Guarantor”), jointly and severally, and the institutional investors named on Schedule A attached hereto (the “Series [__] Additional Purchasers”).

Reference is hereby made to that certain Master Note Purchase Agreement dated as of [___, 2021] (the “Note Purchase Agreement”) among the Company, the Parent Guarantor and the Purchasers listed on the Purchaser Schedule thereto. All capitalized terms not otherwise defined herein shall have the same meanings as specified in the Note Purchase Agreement. Reference is further made to Section 4.15 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company, the Parent Guarantor and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Series [__] Additional Purchaser(s) as follows:

1.        The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____% Series ______ Senior Notes due _________, ____ (the “Series ______ Notes”). The Series ____ Notes, together with the Series 2022A Notes issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.4 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series _____ Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Series [__] Additional Purchaser(s) and the Company.

2.        Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Series [__] Additional Purchaser, and each Series [__] Additional Purchaser agrees to purchase from the Company, Series _____ Notes in the principal amount set forth opposite such Series [__] Additional Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the Closing date hereinafter mentioned.

3.        The sale and purchase of the Series ______ Notes to be purchased by each Series [__] Additional Purchaser shall occur at the offices of [Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606,] at 8:00 a.m. [Chicago time], at the Closing (the “Series [____] Closing”) on ______, ____ or on such other Business Day thereafter on or prior to _______, ____ as may be agreed upon by the Company and the Series [__] Additional Purchasers. At the Series [____] Closing, the Company will deliver to each Series [__] Additional Purchaser the Series ______ Notes to be purchased by such Purchaser in the form of a single Series ______ Note (or such greater number of Series ______ Notes in denominations of at least $500,000 as such Series [__] Additional Purchaser may request) dated the date of the Series [____] Closing and registered in such Series [__] Additional Purchaser’s name (or in the name of such Series [__] Additional Purchaser’s nominee), against delivery by such Series [__] Additional Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [__________________________] at ____________ Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Series [____] Closing, the Company shall fail to tender such Series ______ Notes to any Series [__] Additional Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Series [__] Additional Purchaser’s satisfaction, such Series [__] Additional Purchaser shall, at such Series [__] Additional Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Series [__] Additional Purchaser may have by reason of such failure or such nonfulfillment.

4.        The obligation of each Series [__] Additional Purchaser to purchase and pay for the Series ______ Notes to be sold to such Series [__] Additional Purchaser at the Series [____] Closing is subject to the fulfillment to such Series [__] Additional Purchaser’s satisfaction, prior to the Series [____] Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series ______ Notes to be purchased at the Series [____] Closing as if each reference to “2022A Notes” or “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer to “Series ______ Notes,” “Series [____] Closing” and “Series [__] Additional Purchaser” (each as defined in this Supplement) and to the following additional conditions:

(a)        Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of the Series [____] Closing (except for representations and warranties which apply to a specific earlier date which shall be true as of such earlier date or as of the date specified in Exhibit A to the extent such provision is superseded in Exhibit A) and the Company shall have delivered to each Series [____] Additional Purchaser an Officer’s Certificate, dated the date of the Series [____] Closing certifying that such condition has been fulfilled.

(b)        Contemporaneously with the Series [____] Closing, the Company shall sell to each Series [__] Additional Purchaser, and each Series [__] Additional Purchaser shall purchase, the Series ______ Notes to be purchased by such Series [__] Additional Purchaser at the Series [____] Closing as specified in Schedule A.

5.        [Here insert special provisions for Series ______ Notes including mandatory prepayment provisions applicable to Series ______ Notes; any series-specific closing conditions or delayed funding matters applicable to Series ______ Notes; or any additional covenants].

6.        Each Series [__] Additional Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series ______ Notes by such Series [__] Additional Purchaser as if each reference to “2022A Notes” or “Notes,” “Series [____] Closing” and “Purchaser” set forth therein was modified to refer to “Series ______ Notes,” “Series [____] Closing” and “Series [__] Additional Purchaser” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

7.        The Company and each Series [__] Additional Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Series [__] Additional Purchaser were an original signatory to the Note Purchase Agreement.

8.        This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The execution hereof shall constitute a contract among the Company, the Parent Guarantor and the Series [__] Additional Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Safehold Inc.

By
Name:
Title:

Safehold Operating Partnership LP

By
Name:
Title:

Accepted as of __________, _____

[Series [____] Additional Purchaser]

By
Name:
Title:

Information Relating to Series [____] Additional Purchasers

Name and Address of Series [____] Additional Purchaser	Principal Amount of Series ______ Notes to Be Purchased	Note Number
[Name of Series [____] Additional Purchaser]	$
(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
(3) All other communications:

Schedule A

(to Supplement)

Supplemental Representations

[updated representations as appropriate to be included]

The Company represents and warrants to each Additional Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement (other than representations and warranties that apply solely to a specific earlier date which shall be true as of such earlier date and other than the Section references hereinafter set forth) is true and correct in all material respects as of the date hereof with respect to the Series ______ Notes with the same force and effect as if each reference to “the Notes” set forth therein was modified to refer to the “Series ______ Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the _______ Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

[Add any additional representations as appropriate at the time the Series ______
Notes are issued]

[Form of Series _____ Note]

Safehold Operating Partnership LP

[____]% Series _________ Senior Note Due [__________, ____]

No. [_____]	[Date]

$[_______]	PPN[______________]

For Value Received, the undersigned, Safehold Operating Partnership LP, a Delaware limited partnership (herein called the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on [_________, ____] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of [_____]% per annum, as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement (as hereinafter defined), from the date hereof, payable semiannually, on the [___] day of [__________] and [_________] in each year, commencing with the [_________] or [_________] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Master Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at [_____] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Supplement to the Master Note Purchase Agreement, dated January 27, 2022 (as from time to time amended, the “Master Note Purchase Agreement”), among the Company, the Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Master Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Master Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Purchase Agreement.

This Note is a registered Note and, as provided in the Master Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to [mandatory] [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

Safehold Operating Partnership LP

By
Name:
Title:

S-2